Exhibit 1

Bareket 7, Industrial Park Caesarea
P.O.B 3047 , Caesarea , Israel
Tel : +972-4-6107600
Fax: +972-4-6107626

_____________, 20__

Elbit Vision Systems Ltd.
Caesarea
Israel

Dear _____________,

This is to inform that the Board of Directors of Elbit Vision Systems Ltd. (the “Company”) has decided to grant you options to purchase __________ ordinary shares of the Company (the “Options”) under the following terms:

1.	The exercise price is $ ________ per share.
2.
You shall be entitled to exercise the following cumulative number of options on each of the dates set forth below (each, a “Vesting Date”), in accordance with the term and condition specified in the company’s 2006 share options plan, provided that on the Vesting Date you shall remain in the employ of the Company:

3. Vesting Date:	Number of options:

4.
All options and ordinary shares issued upon exercise will be subject to the terms set forth in the Company’s 2006 Share Option Plan (a copy of which is annexed hereto and constitutes an integral part hereof) (the “2006 Plan”).

5.
The Plan will be administered by a Share Option Committee (the "Committee"), which may choose to deposit the Options granted pursuant to the Plan with a trustee (the "Trustee").  In such event, the Trustee shall hold such Options, and any Shares issued upon the exercise of any of such Options, in trust pursuant to the Company's instructions from time to time.   If determined by the Committee, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

Bareket 7, Industrial Park Caesarea
P.O.B 3047 , Caesarea , Israel
Tel : +972-4-6107600
Fax: +972-4-6107626

6.
By your signing this letter below, you confirm that any and all taxes and fees and other liabilities (as such will apply from time to time) relating to the grant of the Options, and the exercise and sale of shares issued upon the exercise of the Options will be borne by you, and you will be solely liable to them.

7.	I urge you to review the above 2006 Plan in order to be fully aware of all the terms, conditions and details governing and relating to the Options.

Please indicate your consent to the above terms by signing this letter.

If you may have any additional questions, please do not hesitate to contact me.

Sincerely,

Sam Cohen
CEO & Chairman

I, the undersigned, confirm that the contents of this letter and the 2006 Plan are acceptable and agreed to by me.

IN WITNESS WHEREOF I have affixed my signature
By: ________________________________________